Exhibit 10.2

LEASE

(Portion of Building)

THIS LEASE (hereinafter called the “Lease”) made and entered into as of the 3rd day of September, 2009 (the “Effective Date”), by and between

Mikami Brothers,		Sonic Innovations, Inc.
an Oregon Limited Partnership		a Utah corporation
623 North 1250 West	and	2795 East Cottonwood Parkway #660
Centerville, Utah 84014		Salt Lake City, UT 84121
(“Landlord”)		(“Tenant”)

W I T N E S S E T H:

A. Landlord owns the Building (as defined herein);

B. Tenant desires to lease a portion of the Building; and

C. The parties desire to enter into this Lease;

NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

1. DEMISE; PREMISES:

1.1 Premises.

(a) For the Term defined in this Lease, Landlord does hereby lease and demise to Tenant, and Tenant does hereby hire and take from Landlord, the following described premises in the building located at and commonly known as 4246 Riverboat Road (hereinafter called the “Building”) situated in the city of Taylorsville, and State of Utah, to wit: 21,849 square feet of net rentable space on the third floor, as shown crosshatched on the floor plan(s) attached as EXHIBIT A (hereinafter called the “Premises”); together with any and all appurtenances, rights, privileges and easements pertaining thereto including, but not limited to, the non-exclusive right to use in common with Landlord and other occupants of the Building such elevators, stairways, corridors, entranceways, rest rooms, walkways, roadways, driveways, loading docks, parking facilities and other similar or related facilities as may exist in and about the Building and “Land” (as hereinafter defined) and be generally available to all occupants of the Building or be reasonably necessary for Tenant’s use and enjoyment of the Premises for the purposes set out in Paragraph 2 hereof (hereinafter collectively called the “Common Areas”). The Building is a 4-story building containing approximately 113,224 square feet of net rentable space, and the parcel of land upon which the Building is located (herein called “Land”) consists of approximately 6.527 acres. A plot plan of the Land, Building and other improvements is attached as EXHIBIT B. Landlord represents and warrants that Landlord is the fee owner of the Land and has full right and authority to lease the Premises to Tenant on the terms and conditions set forth in this Lease.

(b) Landlord hereby assigns, transfers, and conveys to Tenant, AS IS, without warranty, the furniture and equipment listed and described in EXHIBIT C (hereinafter called the “Personal Property”).

(c) Tenant shall also have the right to use during the Term (as defined herein) of this Lease, AS IS, without warranty, any cabling and data infrastructure existing at the Premises as of the Effective Date of this Lease.

(d) Landlord will provide an allowance of $0.10 per net rentable square foot at the Premises to cover the cost of a preliminary test fit by Tenant’s architect. This allowance will be in the form of a credit against Rents otherwise owed hereunder by Tenant.

(e) The parties are exploring the possibility of expanding the Premises to include also a certain amount of space on the first/main floor or the third floor, as the case may be, of the Building for Information Technology infrastructure. If the parties reach an agreement to so expand the Premises, then notwithstanding the foregoing provisions of this Paragraph 1.1 for all purposes of this Lease (including without limitation Paragraphs 1.1(a), 1.1(d), the calculation of Base Rent under Paragraph 4.1, Additional Rent under Paragraph 4.2 and the calculation of Tenant’s Share, the TIA under Paragraph 7.1(a)) the net rentable square footage under this Lease shall be increased by such additional space on the first/main floor. The parties shall memorialize, in an addendum to this Lease to be signed by both parties, any such agreed upon expansion of the Premises, consistent with the last sentence of Paragraph 38.8.

1.2 Condition of Premises. Tenant hereby accepts the Premises and the Personal Property AS IS, in their physical condition as of the Commencement Date (as defined herein), subject to all applicable laws, ordinances, regulations, covenants, and restrictions; provided, however, that Tenant may alter the Premises in accordance with Paragraph 7 hereof. The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises. Landlord shall have no obligation whatsoever to remove work stations and other items located in the Premises, nor to clean or prepare the Premises in any way.

1.3 Grant of Right. At any time during the Term of this Lease and provided Tenant is then not in default under this Lease, if Landlord receives, and wishes to accept, a bona fide offer from a third party (“Offer”) to lease any space in the Building that is contiguous to the Premises on the third floor (the “Refusal Space”) Landlord shall, subject and subordinate to any existing rights granted to other tenants in the Building, promptly following its determination that such Offer is acceptable, give Tenant written notice (the “RFR Notice”) that such Offer has been received and specifying the price, terms and conditions of such Offer (the “RFR Offer Terms”). Tenant shall then have fifteen (15) calendar days after receipt of the RFR Notice to accept the RFR Offer Terms by giving written notice to that effect to Landlord. If Tenant shall give such notice of acceptance to Landlord as aforesaid, the Refusal Space shall be added to and become a part of the Premises and shall be governed in all respects by the terms of this Lease except that the Base Rent and Additional Rent shall be recalculated to take into consideration the RFR Offer Terms for the Refusal Space being incorporated into the Premises and the parties shall diligently work to amend the Lease. If Tenant shall reject said terms and conditions or fail to give notice to Landlord within said fifteen (15) calendar day period, Landlord may proceed to lease the Refusal Space to such third party on the RFR Offer Terms, but not otherwise, and such waiver and extinguishment shall not affect Tenant’s right of first refusal for any remaining portion of the Refusal Space.

1.4 Relocation Allowance. Landlord will provide an allowance of $1.00 per net rentable square foot at the Premises to cover moving and associated relocation expenses for Tenant’s move to the Premises. This allowance will be in the form of a credit against Rents otherwise owed hereunder by Tenant. Tenant shall be responsible, at its cost, for all moving expenses in excess of this allowance, and Tenant shall, at its sole cost, promptly restore and repair any portion of the Building that may be damaged or temporarily removed in connection with Tenant’s moving expenses (including without limitation the installation of the sound rooms desired by Tenant).

2. USE:

2.1 Permitted Use. Landlord represents and warrants to Tenant that use of the Premises for general business offices and the research and development of hearing aids including sound proof rooms (“Tenant’s Intended Use”) is permitted by the Certificate of Occupancy issued for the Building and by all applicable laws, ordinances and regulations, and that Tenant’s Intended Use of the Premises will not violate any restrictions imposed upon the Land, Building or Premises by deed or otherwise.

2.2 Landlord’s Consent. Tenant shall not use the Premises for any purpose other than Tenant’s Intended Use without the prior written consent of Landlord, which consent may be withheld by Landlord in its reasonable discretion.

2.3 Restrictions.

(a) Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises, ordinary and reasonable wear and tear excepted.

(b) Landlord acknowledges that Tenant intends to have various sound proof rooms in connection with Tenant’s Intended Use and as part of the TI Alterations (as defined herein). However, the parties shall cooperate in providing information to a structural engineer, to be hired at Tenant’s sole cost, to assist the parties in determining the specifications of a sound room that will not overload the floor and structure of the Premises. Tenant may elect to have the costs of the structural engineer counted as part of the TIA under Paragraph 7.1(a). The sound rooms shall not be permitted in the Premises, unless approved in writing by a reputable structural engineer as not overloading the floor and structure of the Premises. Landlord suggests McNeil Engineering be used for this purpose.

(c) Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any tenants of the Building. Landlord represents that the immediately foregoing sentence/covenant also appears in the existing leases of other tenants in the Building.

(d) Outside storage, including without limitation, storage or trucks, is prohibited without Landlord’s prior written consent, which consent may be withheld by Landlord in its discretion.

(e) Tenant, at its sole expense, shall use and occupy the Premises, in compliance with all applicable laws, including, without limitation, the Americans With Disabilities Act, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively “Legal Requirements”).

(f) Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler credits. If any increase in the cost of any insurance on the Premises or the Building is caused by Tenant’s use or occupation of the Premises for a purpose other than Tenant’s Intended Use, then Tenant shall pay the amount of such increase to Landlord, immediately upon receipt of a written request therefor from Landlord.

3. TERM; POSSESSION:

3.1 Term. The term of this Lease (the “Term”) is for a period of seventy-five (75) months commencing on the later of the following dates (the “Commencement Date”):

(a) The date Tenant conducts business operations from the Premises; or

(b) The first business day of the week after Tenant’s receipt of a five (5) business day, factually correct notice that the TI Alterations have been substantially completed or would have been substantially completed by Landlord had Tenant Delays (as defined herein) not occurred. The parties are targeting November 1, 2009 as the Commencement Date.

If, for any reason other than Tenant Delays or Force Majeure, Landlord cannot deliver possession of the Premises to Tenant within 45 days after the parties have completed the Approved Plans (as defined in Paragraph 7.1(b) below) and have obtained a building permit for the TI Alterations from Taylorsville City, Tenant shall not be liable for Rent until Landlord delivers possession of the Premises to Tenant. If, for any reason other than Tenant Delays or Force Majeure, Landlord cannot deliver possession of the Premises to Tenant within 60 days after the parties have completed the Approved Plans and have obtained a building permit for the TI Alterations from Taylorsville City, 2009, and if Tenant is required to pay holdover rent under the terms of its existing lease, Landlord shall reimburse Tenant for the difference between the rent at Tenant’s current location and the Rent under this Lease.

The Term shall end at midnight seventy-five (75) months following the Commencement Date (the “Expiration Date”). For purposes of this Lease: (I) the term “Tenant Delays” means delays to completion of the TI Alterations caused by the negligent or intentional act or omission of Tenant, or its officer, contractor, subcontractor, employee, or agent; and (II) the term “Force Majeure means circumstances beyond the control of a party (whether or not foreseen or foreseeable), including but not limited to, fires, floods, explosions, accidents, acts of God, declared and undeclared wars, terrorist acts, riots, strikes, lockouts or other concerted acts of workmen, or any government act, omission, regulation, license, order, or rule.

3.2 Early Access. Notwithstanding the foregoing provisions, Tenant shall be allowed access to the Premises two (2) weeks before the estimated Commencement Date in order to start moving furniture and fixtures into the Premises, and to commence alterations and improvements in accordance with Paragraph 7 hereof, provided that such early access by Tenant shall not interfere with the construction of the TI Alterations (as defined in Paragraph 7). All provisions of this Lease shall apply to such 2-week period, except that Tenant shall owe no Rent under this Lease for such 2-week period.

4. RENT/SECURITY DEPOSIT:

4.1 Base Rent. During the Term, Tenant shall pay rent (the “Base Rent”) in the respective amounts shown in the table below in monthly installments as set forth below:

Months	Base Rent Per Square Foot	Monthly Base Rent
1-3	$00.00	$00.00
4-12	16.00	29,132.00
13-15	00.00	00.00
16-24	17.00	30,952.75
25-27	00.00	00.00
28-36	18.00	32,773.50
37-39	00.00	00.00
40-48	19.00	34,594.25
49-60	20.00	36,415.00
61-75	21.00	38,235.75

The first month’s Base Rent (otherwise owed at the beginning of month 4 of the Term), and the first monthly installment of Additional Rent, shall be due and payable at the Effective Date of this Lease. Thereafter, monthly installments of Base Rent and Additional Rent shall be due and payable on or before the first day of each calendar month during the Term of this Lease. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any amounts against any Rent due hereunder except as may be expressly provided in this Lease.

4.2 Additional Rent.

(a) In addition to the Base Rent, Tenant shall also pay to Landlord, during the Term, as additional rent (the “Additional Rent”), the excess of Tenant’s Share (as defined below) of the aggregate of all Operating Costs (as defined below) and Impositions (as defined in Paragraph 8 hereof) over Tenant’s Share of the aggregate of all Operating Costs and Impositions in the Base Year (as defined below). Tenant shall have no obligation to pay any portion of Common Area upgrades to be made by Landlord prior to or during the Base Year (as defined below).

(b) In the event of any nonpayment of such Additional Rent, Landlord shall have the same rights and remedies available to it as with respect to nonpayment of Base Rent.

(c) Definitions

(i) Operating Costs. The term “Operating Costs” means any and all expenses, costs, and disbursements incurred by Landlord in owning, operating, maintaining, servicing, cleaning, and repairing the Land, Building and Premises (including without limitation the Common Areas) during the Term of this Lease and capital expenditures treated as an expense in accordance with generally accepted accounting principles, consistently applied and in accordance with Paragraph 4.2(c)(ii)(oo) below. It is expressly agreed, however, that “Operating Costs” shall include, without limitation, those costs listed below as “Included Costs,” and shall exclude, without limitation, those costs listed below as “Excluded Costs.”

(ii) Included Costs. The term “Included Costs” means the following costs which are included in the term “Operating Costs”:

(aa) Charges and fees for, and taxes on, the furnishing of water, sewer service, gas, fuel, electricity and other utility service to the Building; provided however, that: (I) if any of the utilities shall be separately metered as provided for in Paragraph 5.2(a) hereof, the costs of such separately metered utilities to the Premises and to all other rentable space in the Building shall not be included in Operating Costs (however, the cost of utility service to Common Areas shall be part of Included Costs);

(bb) Premiums for insurance required to be obtained and maintained by Landlord, pursuant to Paragraph 9.3 hereof;

(cc) Costs of providing elevator, janitorial, and trash removal service to the Building, and of maintaining the mechanical systems of the Building; provided, however, that if Tenant decides to provide its own janitorial service to the Premises as provided for in Paragraph 5.3 hereof, the costs of providing janitorial service to the Premises shall no longer be included in Operating Costs, and the Base Rent shall thereafter be reduced by “Tenant’s Share” of the grossed up amount of janitorial costs shown on attached EXHIBIT D; however, the costs of providing janitorial services to Common Areas shall, in such event, continue to be Included Costs.

(dd) Costs of maintaining, operating, repairing, servicing, and cleaning the landscaping, walkways, roadways, parking lots and other Common Areas;

(ee) Costs of painting the Building and Common Areas;

(ff) Costs of professional property management services, whether or not paid to any person having a leasehold or other interest in the Land or Building;

(gg) Cost of Building supplies;

(hh) Costs of snow removal;

(ii) Costs of service contracts for the maintenance of equipment and machines;

(jj) Fees for all licenses and permits required for ownership and operation of the Building;

(kk) Sales, use, and personal property taxes payable in connection with tangible personal property and services purchased for the management, operation, maintenance, repair, safety, cleaning, and administration of the Land, Building, or Premises;

(ll) Reasonable attorneys’ fees;

(mm) Reasonable accounting fees relating to the determination of Operating Costs and the various Building tenants’ shares thereof and the preparation of statements and accountings for tenants; and

(nn) The purchase and replacement of landscaping services, plants, and shrubbery.

(oo) Other costs and expenses that under generally accepted accounting principles and practice consistently applied would be considered normal maintenance, repair or operating costs; provided, however, that notwithstanding the foregoing, with respect to capital improvements the term “Operating Costs” shall mean only the annual amortization of those capital improvements made after the Building is completed and after the Effective Date of this Lease and which either (x) reduce the annual Operating Costs otherwise anticipated to be incurred (but such annual amortization shall not exceed the amount of such annual reduction in Operating Costs), or (y) cause the Building to be in compliance with any legal requirement which was not applicable to the Building as of the Effective Date of the Original Lease; provided further, that the cost of each such capital improvement shall be amortized over the useful life thereof and only that portion attributable to a particular year shall be included in Operating Costs for that year.

(pp) Costs of providing the security personnel, if any, including equipping the Building with a card reader system and enabling the Building to be electronically locked down during certain hours. If Landlord elects to provide security guard services, or an elevator security system, the costs of such (including installation and maintenance with respect to the elevator security system) shall be Included Costs.

(iii) Excluded Costs. The term “Excluded Costs” means the following costs which are excluded from the term “Operating Costs”:

(aa) Leasing commissions, free rent, lease takeover obligations, and other inducements, costs, disbursements and expenses incurred in connection with leasing space in the Building;

(bb) Payments of principal, interest and other costs relating to mortgages or deeds of trust or any other debt for borrowed money;

(cc) Advertising and marketing costs and expenses and association dues;

(dd) Except as expressly provided in Paragraph 4.2(c)(ii)(oo) above covering annual amortization of these costs, any and all costs of a capital nature including capital improvements and replacements incurred in connection with the Land or Building as determined under generally accepted accounting principles;

(ee) Costs, fines and penalties incurred because Landlord violated governmental law, rule or authority;

(ff) Costs incurred because the Landlord or another tenant violated the terms of any lease;

(gg) Rent and other payments pursuant to any ground or underlying leases;

(hh) Depreciation and amortization except as permitted in Paragraphs 4.2(c)(i) and 4.2(c)(ii)(oo) above;

(ii) Legal fees, costs, and disbursements (w) based upon or resulting from Landlord’s negligence or other tortious conduct, (x) relating to the enforcement of any lease provisions except for enforcing any lease provisions for the benefit of the Building tenants generally, (y) relating to the defense of Landlord’s title to or interest in the Land or Building, or (z) relating to the negotiation and preparation of tenant leases and related documents;

(jj) Reserves;

(kk) Costs associated with the correction of defects (patent or latent) in the Building or other improvements;

(ll) Costs incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy Hazardous Substances (as hereinafter defined) or asbestos containing materials;

(mm) Costs of items and resources for which a tenant (including Tenant) reimburses Landlord or pays third parties;

(nn) Salaries and other compensation and fringe benefits paid to all persons above the level of a Building manager;

(oo) Cost of repairs or replacements covered by insurance (or required to be covered by insurance), warranty, litigation or settlement proceeds;

(pp) Costs incurred by Landlord to the extent that Landlord is reimbursed by governmental agencies or entities; and

(qq) Landlord’s general corporate overhead and administrative expenses, including accounting fees.

(v) Lease Year/Base Year. The term “Lease Year” means the first twelve (12) months of the Term and each and every twelve-month period running from that anniversary date thereafter. The entire calendar year 2010 is sometimes referred to herein as the “Base Year.”

(vi) Tenant’s Share. The term “Tenant’s Share” (x) means the percentage assigned to the Premises for purposes of allocating Operating Costs and Impositions, and (y) represents the proportion which the net rentable square feet of the Premises bears to the net rentable square feet of the Building, and (z) shall be 19.2971%.

(d) Procedure. Periodically, Landlord shall submit statements to Tenant setting forth all items of Operating Costs and Impositions in reasonable detail, consistent with the provisions of Paragraph 4.2(c) above, and Tenant shall pay to Landlord Tenant’s Share of Operating Costs and Impositions within forty-five (45) days of receipt of said statement from Landlord, the amount stated thereon to be due pursuant to the terms of this Paragraph 4.2. Landlord shall keep and maintain complete and accurate books and records reflecting such Operating Costs and Impositions for a period of at least two (2) years following the period in which Operating Costs and Impositions were incurred, and Tenant or its representatives shall have the right to inspect and audit such books and records relating to the Operating Costs and Impositions and the statements issued by Landlord, upon reasonable notice, during normal business hours at Landlord’s office in the Building or, at Landlord’s option, at such other reasonable location that Landlord might specify. Any payment of Additional Rent by Tenant shall be made without prejudice to any right of Tenant to dispute any item theretofore billed pursuant to the provisions of this Paragraph 4.2(d).

(e) Gross-Up. Notwithstanding any other provision of this Lease to the contrary, Operating Costs for any calendar year during which actual occupancy of the Building is less than ninety-five percent (95%) of the Rentable Square Feet of the Building shall be appropriately adjusted to reflect ninety-five percent (95%) occupancy of the existing Rentable Square Feet of the Building during such period. In determining Operating Costs, if any services or utilities are separately charged to tenants of the Building or others, Operating Costs shall be adjusted by Landlord to reflect the amount of expense which would have been incurred for such services or utilities on a full time basis for normal Building operating hours. In no event shall the components of Operating Costs for any calendar year related to electrical costs be less than the components of Operating Costs related to electrical costs in the Base Year.

4.3 Manner of Payment. All Base Rent payable pursuant to Paragraph 4.1 and all Additional Rent payable pursuant to Paragraph 4.2 (herein sometimes collectively called “Rent”) shall be paid when due to Landlord at its address first above written, unless Landlord shall designate some other payee or address for the payment thereof by giving written notice to that effect to Tenant. All payments required to be made by Tenant to Landlord hereunder (or to such other party as Landlord may from time to time specify in writing) shall be made by Electronic Fund Transfer (“EFT”) of immediately available U.S. funds before 11:00 a.m., Mountain Time, or by check at such place as Landlord may from time to time designate to Tenant in writing. A check will be considered as payment only when and if it clears the bank.

4.4 Security Deposit. As security for Tenant’s faithful performance of this Lease, Tenant will deposit with Landlord, concurrently with Tenant’s execution of this Lease, the sum of $0.00, which will be held and applied by Landlord toward the payment of all unpaid rents and additional rents, claims for damage, repairs, costs, or breach, and all other expenses incurred by Landlord and for cleaning of the Premises after Tenant vacates the Premises. Landlord may apply such sums to the extent of all, if necessary, to compensate for such items or breaches hereunder. Landlord will not be required to pay interest on any such deposit and will return any sums not so applied to Tenant within ninety (90) days after termination of this Lease. Notwithstanding the security deposit, Landlord will not be limited in the amount of damages, claims or charges alleged by Landlord to be owed by Tenant.

5. UTILITIES AND SERVICES:

5.1 Utilities.

(a) Landlord shall, at its own cost and expense except to the extent otherwise expressly provided for in this Lease, furnish the following utilities and services in and to the Premises, to wit: (i) heat and air-conditioning as may be required to maintain the Premises at comfortable temperatures during business hours as hereinafter defined; (ii) hot and cold water for ordinary cleaning, toilet, lavatory and drinking purposes; (iii) adequate elevator service as may be required; (iv) such janitorial service as may be specified in attached EXHIBIT D; (v) electricity in amounts reasonably required for Tenant’s Intended Use; (vi) adequate sewer systems (storm and sanitary); and (vii) if available, gas.

(b) Business hours shall be between the hours of 7:00 A.M. and 6:00 P.M. Monday through Friday, excluding State and National holidays, and from 8:00 A.M. to 12:00 P.M. on Saturdays. Upon request of Tenant, Landlord shall furnish such utilities and services in excess of the above requirements and/or outside of business hours, but only to the extent that same are available and only if Tenant agrees to pay the additional cost thereof.

5.2 Separate Metering.

(a) Landlord may, at any time, at Landlord’s expense, such expense to be an Excluded Cost under Paragraph 4.2 hereof, cause any or all utilities to be separately furnished and metered to the Premises.

(b) To the extent that any utility is separately furnished and metered to the Premises, Tenant shall be solely responsible for and promptly pay all charges for such separately metered utility as they are billed to Tenant by the utility company supplying same. The costs of any separately metered utilities shall not be an Included Cost pursuant to Paragraph 4.2(c)(ii)(aa) hereof.

6. MAINTENANCE AND REPAIRS:

6.1 Landlord Duties. Landlord shall, at its own cost and expense except to the extent otherwise expressly provided for in this Lease, maintain the Premises and the entire Land and Building in a state of good condition and repair, including, but not limited to, the roof and every part thereof, the exterior of the Building, its structural parts, the foundations and floor slabs, all load-bearing walls, the ceilings, floors and floor coverings, windows, the electrical and lighting systems, pipes and plumbing, storm and sanitary sewer systems, ventilating system, heating and air conditioning units and/or systems, elevators, stairs and halls, loading doors, the grounds (including landscaping, parking areas, walkways, roadways and driveways) and all necessary apparatus, accessories and fixtures pertaining to said Land, Building and Premises. However, any such repairs which are required by reason of any waste, misuse or negligence on the part of Tenant and which are not covered by insurance required to be carried by Landlord pursuant to Paragraph 9.3 hereof, shall be made by Landlord at the expense of Tenant. The term “repair” shall include replacement as necessary. Landlord shall also keep the parking areas, driveways, roadways and walkways reasonably clear of ice and snow.

6.2 Tenant Maintenance. Tenant shall not commit any waste on or to the Premises and shall keep the Premises in a clean, neat and orderly condition.

6.3 Timing. All repairs and replacements to be made pursuant to the provisions of this Paragraph 6 shall be made within a reasonable time (depending on the nature of the required repair or replacement) after the party who is obligated to make such repair or replacement has actual or constructive notice of the necessity for such repair or replacement.

7. ALTERATIONS:

7.1 Tenant Improvement Allowance.

(a) Landlord shall provide to Tenant an allowance (the “TIA”) for tenant improvements to the Premises (the “TI Alterations”) equal to $12.00 per net rentable square foot of the Premises, for a total allowance of $262,188.00. Tenant may apply this TIA towards TI Alterations and, to the extent not used for TI Alterations, toward moving costs, furniture, cabling, or Rent abatement, at Tenant’s option. Landlord will also be responsible to pay for the following costs associated with multi-tenanting the third floor of the Building: creation of common area separation and entry door for Tenant into the Premises.

(b) Landlord shall be responsible to oversee and manage the construction of the TI Alterations, in accordance with plans and specifications to be approved in writing by both parties (the “Approved Plans”). Out-of-pocket fees and expenses incurred by Landlord in connection with such construction management shall be applied towards the TIA under Paragraph 7.1(a) above. The parties shall confer together each week, during the construction of the TI Alterations, and fully cooperate, to coordinate the expenditure and use of the TIA and to ensure that Landlord and Tenant both receive (i) a detailed list and accounting of costs and expenses that count towards use of the TIA; (ii) supporting documentation (including without limitation invoices and receipts) for each TIA cost or expense that counts towards the TIA; and (iii) lien releases with respect to all such TIA costs and expenses paid to contractors, subcontractors, and material suppliers. Up to the TIA, Landlord shall pay all costs for TI Alterations directly to the billing party. Tenant shall be responsible for prompt payment (directly or by way of reimbursement to Landlord, as determined by Landlord) for TI Alterations to the extent the aggregate cost thereof exceeds the TIA.

(c) The fees and costs paid to Tenant’s architect shall be deducted from and be treated as part of the TIA.

7.2 Landlord Approval. Tenant shall provide written plans and specifications to Landlord before commencing any remodel or modifications to the Premises, including those TI Alterations referenced in Paragraph 7.1. Landlord must give its prior written consent to the plans and specifications before any modifications (including the TI Alterations) are made, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing Tenant shall be able to make any modifications after those referenced in Paragraph 7.1 above are completed without Landlord’s prior written consent that do not affect the Building systems or the structural integrity of the Building and which cost less than $5,000.00 per modification project. All such work shall be done in a good and workmanlike manner and in accordance with all applicable laws.

7.3 Payment. Tenant shall not permit any lien to be placed against the Premises, the Land, or the Building, as a result of any modifications to or remodeling of the Premises. Landlord shall have this same responsibility with respect to, and to the extent of, its construction management and payment obligations under Paragraph 7.1 above.

7.4 Removal. Consistent with the requirements of the foregoing paragraphs of this Paragraph 7, Tenant may remove from the Premises any or all interior and non-structural fixtures and leasehold improvements included within the TI Alterations or within subsequent modifications, upgrades, and remodeling and any signage (whether or not interior or non-structural) at any time prior to the expiration of the Term, provided that any damage caused by such removal shall be repaired by Tenant, at its expense. However, Tenant may not remove any exterior or structural improvements (except signage) without Landlord’s consent. Fixtures and improvements not so removed shall become the property of Landlord upon Tenant’s surrender of the Premises.

7.5 Cost. Subject to Paragraph 9.4 and the insurance provisions contained therein Tenant shall bear the full cost of any repair or replacement to any part of the Building or Premises that results from damage caused by Tenant, its agent, contractor, or invitee.

8. TAXES:

8.1 Real Estate Impositions. Landlord shall pay to the public officers charged with the collection thereof, before any fine or penalty may be added thereto for the nonpayment thereof, all real estate taxes, assessments, and other governmental charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature whatsoever in said categories (all of which taxes, assessments, and other governmental charges are hereafter referred to as “Impositions”), that are assessed upon the Land and Building and become payable during the Term of this Lease; provided, however, that if, by law, any such Impositions may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Impositions), Landlord shall pay only such installments as shall become due during the Term of this Lease.

8.2 Tenant’s Personal Property. Tenant shall be solely responsible to pay to the public officers charged with the collection thereof, before any fine or penalty may be added thereto for the nonpayment thereof, all taxes assessed or levied against Tenant’s personal property located in or on the Premises.

9. INSURANCE AND INDEMNITY:

9.1. Tenant’s Insurance. Tenant, at its sole cost and expense, shall obtain and maintain in effect as long as this Lease remains in effect and during such other time as Tenant occupies the Premises or any part thereof, insurance policies providing at least the following coverages:

(a) general liability insurance, in occurrence form, insuring Tenant against any and all liability for injury to or death of a person or persons, and for damage to or destruction of property, occasioned by or arising out of or in connection with the use or occupancy of the Premises or the business operated by Tenant thereon, and including contractual liability coverage for Tenant’s indemnity obligations under this Lease (other than those contained in Paragraph 25 hereof), to afford protection with a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000) and including an endorsement naming Landlord as an additional insured; and

(b) worker’s compensation and similar insurance offering statutory coverage and containing statutory limits and employer’s liability insurance in form and amount deemed reasonable by Tenant in the exercise of its prudent business judgment.

Such policies will be maintained in companies having a “General Policyholders Rating” of at least B plus as set forth in the most current issue of “Best’s Insurance Guide,” and will be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Tenant shall deposit certificates of such required insurance with Landlord prior to the earlier to occur of (x) the Commencement Date of this Lease, or (y) Tenant’s occupancy of the Premises, which certificates shall contain a provision stating that such policy or policies shall not be canceled or materially altered except after thirty (30) days’ written notice to Landlord. Tenant shall have the right to provide the coverages required herein under blanket policies provided that the coverage afforded shall not be diminished by reason thereof.

Landlord shall have no liability or obligation for damage or injury to property or persons arising from golf balls.

9.2. Tenant’s Property. All furnishings, fixtures, equipment, and property of every kind and description of Tenant and of persons claiming by or through Tenant which may be on the Premises shall be at the sole risk and hazard of Tenant and no part of loss or damage thereto for whatever cause is to be charged to or borne by Landlord.

9.3. Landlord’s Insurance. Landlord, at its sole cost and expense, shall obtain and maintain in effect as long as this Lease remains in effect, insurance policies providing at least the following coverages:

(a) general liability insurance, in occurrence form, insuring Landlord against any and all liability for injury to or death of a person or persons, and for damage to or destruction of property, occasioned by or arising out of or in connection with the ownership or management of the Land and Building, and including contractual liability coverage for Landlord’s indemnity obligations under this Lease (other than those contained in Paragraph 25 hereof), to afford protection with a minimum combined single limit of liability of at least Three Million Dollars ($3,000,000);

(b) standard all-risk property and casualty insurance, insuring the Building and all other improvements on the Land against those risks normally encompassed in an all-risk policy, as well as such other risks as a reasonably prudent owner of similar commercial buildings in the locality where the Building is located would normally insure against, such insurance to provide for the payment of full replacement cost in the event of a total destruction of the Building and other improvements so as to ensure the availability of sufficient funds to repair and restore the Building and other improvements to their condition immediately prior to any damage or destruction; and

(c) worker’s compensation and similar insurance offering statutory coverage and containing statutory limits and employer’s liability insurance in form and amount deemed reasonable by Landlord in the exercise of its prudent business judgment.

Landlord may provide the coverages required herein under blanket policies.

9.4 Waiver of Recovery. Neither Landlord nor Tenant shall be liable to the other or to any insurance company insuring the other party (by way of subrogation or otherwise) for any loss or damage to any structure, building, or other tangible property, or any resulting loss of income, even though such damage or loss might have been occasioned by the negligence of Landlord or Tenant or any of their agents or employees, if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required of such party to be covered by insurance pursuant to this Lease.

9.5. Indemnity.

(a) Except if and to the extent that such party is released from liability to the other party hereto pursuant to the provisions of Paragraph 9.4 above and subject to Paragraph 9.5(b) below:

(i) Landlord does hereby assume liability for, and does hereby agree to indemnify, protect, defend, save and hold harmless Tenant, its officers, directors, agents and employees, from and against any and all liabilities, obligations, claims, actions, demands, fines, suits, judgments, penalties, damages and losses (including all of the reasonable costs, fees and expenses connected therewith or incident thereto) for death of or injury to any person whomsoever and for loss of, damage to, or destruction of any property whatsoever (including loss of use thereof) arising out of the grossly negligent or willful act or omission of Landlord, its officers, partners, employees, agents or contractors as they relate to the Land, Building and/or the Premises; and

(ii) Tenant does hereby assume liability for, and does hereby agree to indemnify, protect, defend, save and hold harmless Landlord, its officers, directors, agents and employees, from and against any and all liabilities, obligations, claims, actions, demands, fines, suits, judgments, penalties, damages and losses (including all of the reasonable costs, fees and expenses connected therewith or incident thereto) for death of or injury to any person whomsoever and for loss of, damage to, or destruction of any property whatsoever (including loss of use thereof) arising out of the grossly negligent or willful act or omission of Tenant, its officers, employees, agents or contractors as they relate to Tenant’s use and/or occupancy of the Premises and/or the Building.

(b) Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Land and Building. The obligations of Landlord and Tenant under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of their respective managers, officers, partners, beneficiaries, members, employees, or agents, and in no case shall either party be liable to the other hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

10. ASSIGNMENT AND SUBLETTING:

10.1 Limitations.

(a) Without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned, Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises and any attempt to do any of the foregoing shall be void and of no effect. It shall be reasonable for the Landlord to withhold, delay or condition its consent, where required, to any assignment or sublease in any of the following instances: (i) the assignee or sublessee does not have a net worth calculated according to generally accepted accounting principles at least equal to the greater of the net worth of Tenant immediately prior to such assignment or sublease or the net worth of the Tenant at the time it executed the Lease; (ii) the intended use of the Premises by the assignee or sublessee is not reasonably satisfactory to Landlord; (iii) the intended use of the Premises by the assignee or sublessee would materially increase the pedestrian or vehicular traffic to the Premises or the Building; (iv) occupancy of the Premises by the assignee or sublessee would, in Landlord’s opinion, violate any agreement binding upon Landlord or the Building with regard to the identity of tenants, usage in the Building, or similar matters; (v) the identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Building; (vi) the assignment or sublease is to another tenant in the Building and is at rates which are at or below those charged by Landlord for comparable space in the Building; (vii) in the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease; (viii) the proposed assignee or sublessee is a government entity; (ix) or Tenant is in default under any provision of this Lease beyond the applicable cure period.

(b) The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease. Any approved assignment or sublease shall be expressly subject to the terms and conditions of this Lease. Tenant shall provide to Landlord all information concerning the assignee or sublessee as Landlord may reasonably request.

(c) For purposes of this Paragraph 10.1, a transfer of the ownership interests (50% or more) controlling Tenant, or the sale of substantially all of Tenant’s assets (referred to herein as a “Business Combination”), even though constituting an assignment of this Lease shall be permitted if (i) the acquiring entity (immediately prior to the consummation of the Business Combination) has a net worth calculated according to generally accepted accounting principles at least equal to the greater of the net worth of Tenant immediately prior to such Business Combination or the net worth of Tenant at the time it executed this Lease; and (ii) Tenant is not in default under any provision of this Lease beyond the applicable cure period.

10.2 Expenses. Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket fees and expenses in connection with any assignment or sublease.

10.3 Continuing Liability. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such assignments or sublettings).

10.4 Excess Rents. If the Rent due and paid by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto) exceeds the Rent (including Additional Rent) payable under this Lease, then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such excess rental and other excess consideration within 10 days following receipt thereof by Tenant; provided, however, that such excess rental shall be determined after deduction by Tenant of any and all costs incurred by Tenant in procuring such assignment or sublease such as, including but not limited to, rental concessions, brokerage commissions, associated legal fees and associated tenant improvement costs or allowances.

10.5 Collection of Rent. If this Lease be assigned or if the Premises be subleased (whether in whole or in part) or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest or grant of any concession or license within the Premises or if the Premises be occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder, beyond any applicable cure periods, Landlord may collect rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in Paragraph 10.4, apply the amount collected to the next Rent payable hereunder. No such transaction or collection of rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

11. PARKING:

As further consideration for the Rent to be paid by Tenant hereunder, Landlord hereby grants to Tenant, the Common Area parking privilege of (4.25 non-reserved, non-exclusive parking spaces per 1,000 square feet of rentable space rented by Tenant) paved and marked parking spaces in the parking lot located on the Land and adjacent to the Building, which said parking spaces are shown hatched on the plan attached to this Lease as EXHIBIT E. There shall be no added charges during the Term for Tenant’s parking privileges granted under this Paragraph 11.

12. SUBORDINATION:

12.1 Subordination and Attornment. Provided that Tenant’s possessory interest in the Premises is not disturbed, Tenant agrees upon request of Landlord to subordinate this Lease and its rights hereunder to the lien of any mortgage arising out of any security instrument duly executed by Landlord charged against the Land, Building and Premises, or any portion or portions thereof, and to execute at any time and from time-to-time such reasonable documents confirming such subordination as may be reasonably required to effectuate such subordination; Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such Subordination, Non-Disturbance and Attornment Agreement in such form and content holder.

12.2 [Intentionally omitted.]

12.3 Deemed Subordination. Provided that Tenant’s possessory interest in the Premises is not disturbed, and notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder.

12.4 Definition. The term “mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “holder” of a mortgage shall be deemed to include the beneficiary under a deed of trust.

13. DAMAGE OR DESTRUCTION:

13.1 Damage. If either the Building, Premises or Common Areas shall be destroyed or damaged in any way by fire, flood, tornado, hurricane, earthquake, windstorm, hail or otherwise, Landlord shall, at its own cost and expense and in conformance with all applicable laws and ordinances, diligently and promptly repair, rebuild and restore the Building, Premises and Common Areas to at least as good a condition in which they existed immediately prior to such destruction or damage and, from the date of such destruction or damage until such time as the Building, Premises and Common Areas are repaired and restored as aforesaid, all Rent and other charges payable hereunder shall be equitably abated from the date of such destruction or damage in the proportion and to the extent that the Premises are unusable by Tenant for Tenant’s Intended Use.

13.2 Lease Termination. Notwithstanding the provisions of Paragraph 13.1 above, if the Premises, Building and/or Common Areas are destroyed or damaged to such an extent that same cannot reasonably be repaired and restored within ninety (90) days of said destruction or damage, either party may terminate this Lease as of the date of said destruction or damage by giving written notice thereof to the other within twenty (20) days following said destruction or damage. If this Lease is not terminated as aforesaid but Landlord does not in fact repair or restore the Building, Premises and Common Areas within ninety (90) days of said destruction or damage, then Tenant may terminate this Lease by giving written notice thereof to Landlord within twenty (20) days following the expiration of said ninety (90)-day period.

14. CONDEMNATION:

If the Building or any part thereof shall be taken for any public or quasi-public use in condemnation proceedings or by any right of eminent domain or sale in lieu of condemnation, this Lease shall terminate as of the date of taking and any prepaid Rent and other charges shall be refunded to Tenant prorated to the date of taking; provided, however, that if less than the entire Building shall be so taken and, in Tenant’s reasonable opinion, the Premises (or the portion remaining) are adequate and suitable for Tenant’s Intended Use, then, at Tenant’s option to be exercised by written notice to Landlord within twenty (20) days following said taking, this Lease shall continue in full force and effect as to that portion of the Premises remaining and the monthly installment of Rent payable hereunder after the date of said taking and for the remainder of the Term hereof shall be reduced in the same proportion as the floor area of the Premises is reduced by said taking. In such an event (i.e. the continuance of this Lease as to the portion remaining), Landlord shall make every reasonable effort to diligently restore said Building and Premises as closely as reasonably possible to their condition immediately prior to the taking, however it is agreed that Landlord shall not be required to expend more than the amount of the condemnation proceeds. Landlord shall at all times keep Tenant fully advised of any condemnation proceedings or threat thereof. Any award or compensation arising out of such taking shall belong to and be paid to Landlord except with respect to any separate award made to Tenant for its leasehold improvements and fixtures, relocation expenses and other damages or costs pursuant to a separate independent action taken by Tenant against the condemning authority. In the event that any access to the Premises or any parking spaces as may be granted to Tenant herein are so taken, Landlord shall promptly substitute similarly situated access or parking spaces of equal quality therefor, failure of Landlord so to do giving Tenant the right to terminate this Lease as of the date of taking by giving written notice thereof to Landlord.

15. ACCESS:

Landlord’s agents, employees, contractors, prospective purchasers, existing and prospective mortgagees, and, during the last nine (9) months of the Term, prospective tenants, shall have the right, upon reasonable prior written or verbal notice, to enter the Premises with Landlord or its agents at reasonable times for the purpose of inspecting the same; and further, Landlord, its employees, agents and contractors shall have the right to enter the Premises without notice at any time as may be necessary for the purpose of making repairs thereto and to the Building and its mechanical systems and for the purpose of performing the services to be performed by Landlord pursuant to the terms of this Lease; provided in every instance, however, that any such party so entering upon the Premises shall cause as little inconvenience, annoyance and disturbance to Tenant as may be reasonably possible under the circumstances, shall not unreasonably interfere with Tenant’s normal business operations, and shall comply with all reasonable security regulations and procedures as may then be in effect with respect to Tenant’s operations in the Premises, including, without limitation, Tenant’s confidentiality requirements regarding patient records and other business records.

16. DEFAULT BY TENANT:

16.1 Event of Default. Each of the following events shall be an event of default (“Event of Default”) under this Lease:

(a) Tenant defaults in the payment of any installment of Rent or any other sum specifically to be paid by Tenant hereunder and such default shall not have been cured within seven (7) days after Landlord shall have given to Tenant written notice specifying such default; or

(b) Default in the observance or performance of any of Tenant’s other covenants hereunder (other than the covenant to pay Rent or any other sum herein specified to be paid by Tenant) and such default shall not have been cured within thirty (30) days after Landlord shall have given to Tenant written notice specifying such default; provided, however, that if the default complained of shall be of such a nature that the same cannot be completely remedied or cured within such thirty-day period, then such default shall not be an enforceable default against Tenant for the purposes of this Paragraph if Tenant shall have commenced curing such default within such thirty-day period and shall proceed with reasonable diligence and in good faith to remedy the default complained of; or

(c) Tenant (i) is adjudicated bankrupt or insolvent, or (ii) has a receiver or trustee appointed for all or substantially all of its business or assets on the ground of Tenant’s insolvency, or (iii) suffers an order to be entered approving a petition filed against Tenant seeking reorganization of Tenant under the Federal Bankruptcy Laws or any other applicable law or statute of the United States or any State thereof; or

(d) Tenant makes an assignment for the benefit of its creditors, or files a voluntary petition in bankruptcy or a petition or answer seeking reorganization or arrangement under the Federal Bankruptcy Laws or any other applicable law or statute of the United States or any State thereof, or shall file a petition to take advantage of any insolvency act or shall consent to the appointment of a receiver or trustee of all or a substantial part of its business and property; or

16.2 Remedies. Upon the happening of any one or more of such Events of Default and the expiration of the applicable period of time for curing such default, Landlord may, without further notice to Tenant and without further demand for Rent due or for the observance or performance of any of said terms, conditions or agreements, elect to do one or more of the following: (a) perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform, the actual and reasonable cost of which performance by Landlord shall be deemed Additional Rent and shall be payable by Tenant to Landlord upon demand; (b) terminate this Lease and re-enter said Premises and remove all persons and property therefrom, using such force as may be necessary, and again possess said Premises as its own; (c) without terminating this Lease, re-enter and take possession of the Premises and remove all persons and property therefrom, using such force as allowed under law and as may be necessary; or (d) exercise any other right or remedy available to Landlord at law or in equity. Tenant shall promptly repay Landlord any amounts advanced by Landlord to discharge Tenant’s obligations under this Lease together with simple interest thereon at fifteen percent (15%). Tenant shall also pay Landlord a late fee on any payment not paid within ten (10) days of its due date. The amount of the late fee shall be five percent (5.0%) of such payment or the amount of any late fee paid by Landlord to Landlord’s lender, whichever amount shall be greater.

16.3 Termination of Lease. If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: all Rent and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs; and the excess of the then present value of the Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the Expiration Date stated in Paragraph 3.1 of this Lease, over the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing. Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of such termination.

16.4 Termination of Right of Possession. If Landlord terminates Tenant’s right of possession (but not this Lease), Landlord shall use commercially reasonable efforts to relet the Premises for the account of Tenant without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant; provided, however, (a) Landlord shall not be obligated to accept any tenant proposed by Tenant, (b) Landlord shall have the right to lease any other space controlled by Landlord first, and (c) any proposed tenant shall meet all of Landlord’s leasing criteria. For the purpose of such reletting Landlord is authorized to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary or desirable. If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to the amount of the Rent reserved in this Lease for such period or periods, plus the cost of recovering possession of the Premises (including attorneys’ fees and costs of suit), the unpaid Rent and other amounts accrued hereunder at the time of repossession, and the costs incurred in any attempt by Landlord to relet the Premises. If the Premises are relet and a sufficient sum shall not be realized from such reletting [after first deducting therefrom, for retention by Landlord, the unpaid Rent and other amounts accrued hereunder at the time of reletting, the cost of recovering possession (including attorneys’ fees and costs of suit), all of the costs and expense of repairs, changes, alterations, and additions, the expense of such reletting

(including without limitation brokerage fees and leasing commissions) and the cost of collection of the rent accruing therefrom] to satisfy the Rent provided for in this Lease to be paid, then Tenant shall immediately satisfy and pay any such deficiency. Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

16.5 No Waiver. The exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge.

16.6 Definitions. The terms “enter,” “re-enter,” “entry” or “re-entry,” as used in this Lease, are not restricted to their technical legal meanings.

16.7 Reletting. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole reasonable discretion may determine (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Building before reletting the Premises).

17. ESTOPPEL CERTIFICATES:

Tenant shall, within twenty (20) days after written request of Landlord, execute, acknowledge and deliver to Landlord or to Landlord’s mortgagee, proposed mortgagee, land lessor or proposed purchaser of the Building, any estoppel certificates requested by Landlord which shall state whether this Lease is in full force and effect and whether any changes may have been made to the original of this Lease; whether the Term of this Lease has commenced and full Rent is accruing; whether there are any defaults by Landlord and, if so, the nature of such defaults; whether possession has been assumed and all improvements to be provided by Landlord have been completed; whether Rent has been paid more than thirty (30) days in advance; whether there are any liens, charges, or offsets against Rent due or to become due; and whether the address shown on such estoppel certificate is accurate. Landlord agrees that, within twenty (20) days after written request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a similar certificate.

18. HOLDING OVER:

If Tenant remains in possession of the Premises after the expiration of the Term, it shall be deemed to be a tenant from month-to-month only, at the same Rent in effect during the last month of the expired Term for the first 30 days and one hundred fifty percent (150%) of the monthly installment of Base Rent in effect during the last month of the expired Term following that 30-day period. In addition, Tenant shall continue to be obligated for Additional Rent owed under this Lease. Except as aforesaid, such tenancy shall be upon and subject to the terms of this Lease. Either party may terminate such month-to-month tenancy by giving to the other at least thirty (30) days prior written notice of its intent to terminate. Nothing herein, however, shall be deemed to grant to Tenant the right to hold over in the Premises beyond the expiration of the Term, and Landlord shall be entitled to all remedies available to it, in law or in equity, as a result of any holding over in the Premises without Landlord’s consent.

19. SURRENDER:

19.1 Surrender of Premises. Tenant agrees to quit and surrender possession of the Premises to Landlord at the expiration of the Term broom-clean and in as good condition as when delivered by Landlord, except for the following: (i) ordinary wear and tear, (ii) Alterations not removed as permitted hereunder, (iii) any appropriation or taking under power of eminent domain or by paramount authority, (iv) damage by fire or other casualty, and (v) condition by reason of Landlord’s failure to repair as required of it hereunder.

19.2 Survival of Obligations. Unless otherwise provided for in this Lease, all obligations of Tenant hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, indemnity obligations for any act or omission of Tenant during the Lease Term, payment obligations with respect to Operating Costs and obligations concerning the condition and repair of the Premises.

20. NOTICES:

All notices, requests, demands or other communications with respect to this Lease, whether or not herein expressly provided for, shall be in writing and shall be deemed to have been duly given either (a) forty-eight (48) hours after being mailed by United States First-Class, certified or registered mail, postage prepaid, return receipt requested, or (b) the next business day after being deposited (in time for delivery by such service on such business day) with Federal Express or another national courier service, for delivery to the parties at the following addresses (which such addresses may be changed by either party by giving written notice thereof to the other):

If to Landlord:

Mikami Brothers, an Oregon Limited Partnership

c/o Craig Mikami

623 North 1250 West

Centerville, Utah 84104

With a Copy To:

Strong & Hanni

Attn: Paul W. Hess

3 Triad Center, Suite 500

Salt Lake City, Utah 84180

If to Tenant:

Sonic Innovations, Inc.

Attn: Mike Halleran, CFO

2795 East Cottonwood Parkway #660

Salt Lake City, UT 84121

21. QUIET ENJOYMENT:

Landlord covenants and agrees that Tenant, so long as it shall not be in default hereunder, shall and may, at all times during the Term, peaceably and quietly have, hold, occupy and enjoy the Premises and Common Areas pursuant to the terms of this Lease. Landlord shall use reasonable efforts to ensure that the installation of improvements for other tenants and other remodeling will not create unreasonable noise or dust pollution in the vicinity of the Premises.

22. RIGHT TO EXTEND:

(a) Extension. Provided Tenant is not in default under this Lease, beyond applicable cure periods, Tenant shall have the right, at its sole option, to extend the Initial Term of this Lease for two (2) additional successive period(s) of five (5) years each (each such extended period being herein called an “Extended Term”) on the same terms and conditions, except Base Rent, as herein set forth by in each instance giving written notice thereof to Landlord at least one hundred eighty (180) days prior to the expiration of the then existing Term, and upon the giving of any such notice as aforesaid the Term of this Lease shall be automatically extended without any further notice or act required on behalf of either party.

22.2 Procedures. It is expressly agreed that for purposes of this Paragraph the Fair Market Rent (as hereinafter defined) shall be determined and arrived at by excluding from consideration all of Tenant’s property, and all leasehold improvements on or part of the Premises which have either been installed or paid for by Tenant (i.e., the Premises shall be deemed to be void of those items). The annual Base Rent during each Extended Term shall be the sum equal to the rent a willing Tenant and a willing Landlord would agree upon under the then current market conditions for new leases of comparable space upon comparable terms and conditions for comparable periods of time in office buildings of same age and quality in the Metropolitan Salt Lake City, Utah area, for the Extension Term (the “Fair Market Rent”), as agreed by the parties to the Lease by no later than ninety (90) days prior to the expiration of the then current Term (the “Final Notice Extension Date”), or if the parties cannot agree, the Fair Market Rent as determined by appraisers pursuant to the following procedure. If Landlord and Tenant agree on a Fair Market Rent, such agreement shall be reduced to a written form and when executed and delivered by both parties will be binding on Landlord and Tenant, and execution thereof by Tenant shall be deemed acceptance thereof. If Tenant has given the Extension Notice and no agreement has been reached by the parties with respect to the Fair Market Rent by the Final Extension Notice Date, both parties shall appoint a Qualified Appraiser (as defined below) no later than the tenth (10th) business day following the Final Extension Notice Date. Each Qualified Appraiser shall arrive at a determination of Fair Market Rent and submit their conclusions to Landlord and Tenant within thirty (30) days after the appointment of the Qualified Appraisers. If only one (1) appraisal is submitted within the requisite time period, it shall be deemed the Fair Market Rent. If both appraisals are submitted within such time period, and if the two (2) appraisals so submitted differ by less than ten (10%) percent of the higher of the two, the average of the two shall be the Fair Market Rent. If such appraisals are ten (10%) percent or more apart, the appraisers shall promptly select a third Qualified Appraiser (or if they cannot agree, a third Qualified Appraiser shall be named by the head of the local Chapter of the Appraisal Institute of Utah or comparable successor organization). Within thirty (30) days of the selection of the third Qualified Appraiser, each Qualified Appraiser shall submit his or her appraisal of the Fair Market Rent. In the event the third appraisal shall be greater than the average of the first two (2) appraisals of Landlord and Tenant, then the Fair Market Rent shall be the average of the two (2) highest appraisals. In the event such third appraisal shall be lower than the average of the first two (2) appraisals, then the Fair Market Rent shall be the average of the two (2) lowest appraisals. The Qualified Appraisers shall submit their final conclusion to Landlord and Tenant within such thirty (30) day period, and upon such submission the Fair Market Rent so determined shall be binding upon Landlord and Tenant. In the event either party to the Lease fails to name a Qualified Appraiser when required hereunder, the Fair Market Rent shall be determined by the Qualified Appraiser selected by the other party. Each party to this Lease shall pay all fees of any Qualified Appraiser selected by it and any fees of a third Qualified Appraiser shall be shared equally by each party hereto. As used herein the term “Qualified Appraiser” shall refer to an independent appraiser holding an MAI (“Member of the Appraisal Institute”) designation or its equivalent, having not less than ten (10) years experience appraising commercial property in the Metropolitan Salt Lake City, Utah area.

23. [Reserved]

24. JOINT AND SEVERAL LIABILITY: All entities named herein as “Tenant” shall have joint and several liability with respect to all covenants, obligations, and liabilities of Tenant under this Lease.

25. NAME OF BUILDING:

During the Term of this Lease, Landlord shall not change the name or identification of the Building or the complex of which the Land is a part without Tenant’s prior written consent, which consent Tenant agrees shall not be unreasonably withheld or delayed. However, Landlord shall have the right, without Tenant’s consent, to add the names of other tenants of the Building to any monument, directory, or sign for the Building.

26. HAZARDOUS SUBSTANCES:

26.1 Landlord Representation and Warranty. Except to the extent that a Hazardous Substance may be present as a result of an act of Tenant, Tenant’s agent, employee, contractor, or invitee and except for matters disclosed in the Phase I Environmental Assessment Report dated May 23, 1995, prepared by Envirosearch International, Landlord warrants and represents that: (a) any use, storage, treatment or transportation of “Hazardous Substances” (as hereinafter defined) which has occurred in, on or about the Land, Building or Premises prior to the date of this Lease has been in compliance with all “Environmental Laws” (as hereinafter defined); and (b) to the best of its knowledge no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on or about the Land, Building or Premises, and that the Land, Building and Premises are free of Hazardous Substances as of the Effective Date of this Lease.

26.2 Landlord Indemnity. Landlord shall indemnify and hold harmless the Tenant from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising prior to, during or after the Term from or in connection with the presence or suspected presence of Hazardous Substances in, on or about the Land, Building or Premises, except to the extent that the Hazardous Substances are present as a result of acts of Tenant, Tenant’s agents, employees, contractors or invitees.

26.3 Tenant Covenants/Indemnity. Tenant shall not cause or permit, any Hazardous Substances to be used, stored, generated or disposed of in, on or about the Land, Building or Premises by Tenant, its agents, employees, contractors or invitees, except for such Hazardous Substances contained in products used by Tenant in de minimis quantities. Any such Hazardous Substances permitted on the Premises as hereinabove provided, and all containers therefor, shall be used, kept, stored and disposed of in a manner that complies with all Environmental Laws. Tenant shall indemnify and hold harmless the Landlord from any and all claims, damages fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the Term from or in connection with the use, storage, generation or disposal of Hazardous Substances in, on or about the Land, Building or Premises by Tenant, Tenant’s agents, employees, contractors or invitees.

26.4 Damages. Notwithstanding anything to the contrary stated hereinabove, the indemnifications contained in Paragraphs 26.2 and 26.3 above shall not include any consequential damages (e.g., loss of rent use, profits or equivalent) incurred by either Landlord or Tenant and shall also expressly include, without limitation, any and all costs incurred due to any investigation of the site or any cleanup, removal or restoration mandated by or pursuant to any Environmental Laws. The indemnifications contained herein shall survive any expiration or termination of the Term, but shall terminate three (3) years after any such expiration or termination except with respect to any specific claims which have been given in writing by either party to the other prior to the expiration of said three-year period.

26.5 Definitions. As used herein, “Hazardous Substance” means any substance which is toxic, ignitable, reactive, or corrosive or which is regulated by “Environmental Laws.” The term “Environmental Laws” means federal, state and local laws and regulations, judgments, orders and permits governing safety and health and the protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j and all state and local environmental laws and regulations and policies issued or promulgated thereunder. “Hazardous Substances” includes any and all materials or substances which are defined as “hazardous waste,” “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local governmental law. “Hazardous Substances” also includes asbestos, polychlorinated biphenyls (PCBs) and petroleum products.

27. SIGNS:

Tenant shall have the right to erect and install such signs in, on or about the Building as shall adequately advertise Tenant’s occupancy of the Premises and direct visitors, guests and the like to Tenant’s Premises, provided that such signs comply with all applicable laws and ordinances and with those sign restrictions (if any) which are attached as EXHIBIT F. Tenant shall not otherwise place or paint any sign on or in front of the exterior of the Premises or in any other part of the Building without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold or delay. Any exterior signage by Tenant shall be subordinate to the rights of any other existing tenants in the Building.

28. TRANSFER OF THE LAND AND BUILDING BY LANDLORD:

In the event of any conveyance of the Building and assignment by Landlord of this Lease, Landlord shall be and is hereby released from all liability under any and all of its covenants and obligations contained in or derived from this Lease occurring after the date of such conveyance and assignment provided that such transferee expressly assumes all of Landlord’s obligations under this Lease. Tenant agrees to attorn to such transferee.

29. LIENS:

Tenant shall keep the Land, Building, and Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and shall indemnify, defend and hold Landlord harmless from all claims, costs and liabilities, including reasonable attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed on the Land, Building, or Premises to be released of record by payment or posting of a proper bond within thirty (30) days after Tenant receives notice of the filing of the lien.

30. BROKERS:

Landlord and Tenant each represent and warrant to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except Commerce CRG (representing Tenant in this transaction) and NAI Utah (representing Landlord in this transaction). Landlord shall be responsible for payment of a real estate commission to Commerce CRG equal to four percent (4%) of the gross value of the Lease for the first five (5) years and 2% for the remaining years. Fifty percent (50%) of the commission will be paid within thirty (30) days of execution of the Lease and fifty percent (50%) within thirty (30) days of the Commencement Date. Landlord and Tenant each agree to indemnify, defend and hold the other harmless from all costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with claims made by any other broker or individual who alleges that it is entitled to commissions or fees with regard to this Lease as a result of dealings it had with the indemnifying party.

31. DEFAULT BY LANDLORD:

If at any time during the Term Landlord shall fail to: (a) perform any of its obligations under this Lease, (b) make any payments required of it pursuant to this Lease, or (c) make any mortgage or other required payments on the Land, Building or Premises, then in any of such events Tenant may exercise any and all other rights and remedies available to Tenant at law or in equity.

32. LIMITATION OF LIABILITY OF LANDLORD:

If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Building and the Land and out of rent or other income from such property or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Building and the Land, and Landlord shall not be liable for any deficiency.

33. ATTORNEYS’ FEES:

If either party brings any action or legal proceeding for damages for an alleged breach of any provision of this Lease, to recover sums due or to enforce, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs to be fixed and determined by the court in such action or proceeding.

34. COMPLIANCE WITH LAWS:

34.1 Except to the extent noncompliance results from an act or omission of Tenant or its agent, employee or invitee: (i) Landlord represents and warrants to Tenant that on the Commencement Date of this Lease the Land, Building and Premises shall comply in all material respects with all applicable Legal Requirements (as defined in Paragraph 2.3 above) (ii) Landlord covenants and agrees that it shall, at all times during the Term and at its sole cost and expense, promptly comply in all material respects with all applicable Legal Requirements which may in any way be applicable to the Land, Building or Premises, except to the extent such compliance is assumed by Tenant as provided in Paragraphs 2.3 above and 34.2 below.

34.2 Tenant shall, at all times during the Term and at its sole cost and expense, promptly comply in all material respects with all applicable Legal Requirements.

35. NO OFFER:

The submission of this Lease for examination or the negotiation of the transaction described herein or the execution of this Lease by only one of the parties shall not in any way constitute an offer to lease on behalf of either Landlord or Tenant, and this Lease shall not be binding on either party until duplicate originals thereof, duly executed on behalf of both parties, have been delivered to each of the parties hereto.

36. GENERATOR:

Located at the Premises, on the outside of the Building, is one (1) 150 kilowatt gas fired generator, brand name Generac, serial number 2041935 model number is 98A02868-S, including all necessary ancillary equipment thereto, such as, but not limited to, a Generac automatic transfer switch located in the first floor electrical room, model number 98A02868-W and the serial number is 45075. During the Term, Tenant shall have the right, at its own cost and expense, to access this generator as backup power, for no additional rental charge.

37. SATELLITE DISH:

37.1 Dish. Tenant may, at its sole cost and at any time during the Term of this Lease, install, use, maintain, repair and replace on the roof of the Building a satellite dish, conduits and other related apparatus and equipment (“Satellite Dish”). Landlord shall not charge a roof rental fee. Landlord further hereby agrees that Tenant may, at its sole cost, install cables running from the Satellite Dish through the outer wall of the Building into the Premises. All such installation, use, maintenance, repair and replacement shall comply with all applicable laws. Landlord agrees that the Satellite Dish may remain upon the roof of the Building (or “Alternative Location” as hereinafter described), free from any interference by Landlord, its employees, contractors, agents, its invitees or other tenants. Landlord further agrees that upon prior notice to Landlord, which notice may be oral) Tenant may have access to the roof of the Building and other parts of the Building through which the satellite cable run at all times during the Term. The Satellite Dish shall at all times remain Tenant’s property. Landlord further hereby agrees that if the Satellite Dish’s reception and/or transmission is, in the sole discretion of Tenant, inadequate and/or interfered with due to the presence of other dishes, buildings or for any other reason not attributable to the negligent installation of the Satellite Dish by Tenant or its contractor(s), Landlord shall allow Tenant to relocate the Satellite Dish to another mutually agreeable location on the Land (“Alternative Location”) at Tenant’s sole cost. Tenant shall, at its own cost and expense, promptly repair any all damage caused by any installation or maintenance activities of Tenant or its contractor, subcontractor, or agent.

37.2 Termination. Upon the expiration or earlier termination of this Lease, or at any time during the Term that Tenant shall elect to discontinue its use of the Satellite Dish, Tenant shall, at its sole cost, remove the Satellite Dish and cable wires leading from the Satellite Dish to the Premises and repair all damage done to the Building caused by all such equipment, including but not limited to refilling the hole in the wall of the Building which contained the cable and conduits.

38. MISCELLANEOUS PROVISIONS:

38.1. Time Periods. All periods of time referred to in this Lease shall include all Saturdays, Sundays and state or national holidays, unless the period of time specifies business days, however if the date or last date to perform any act or give notice or approval shall fall on a Saturday, Sunday or state or national holiday, such act, notice or approval shall be timely if performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.

38.2 Waiver. The waiver by Landlord or Tenant of any breach of any term, condition or covenant of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Lease. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing and signed by the waiving party.

38.3. Severability. If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

38.4. Exhibits. All exhibits referred to herein are attached hereto and incorporated by reference.

38.5. Executed Copy. This Lease may be executed in counterpart originals, all of which taken together will constitute one Lease. Any fully executed copy of this Lease shall be deemed an original for all purposes. Signatures sent via facsimile transmission or via email (pdf) will constitute original signatures.

38.6. Binding Effect. The covenants and agreements contained in this Lease shall be binding on the parties hereto and on their respective successors and permitted assigns.

38.7. Captions. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

38.8. Entire Agreement. This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

38.9. Strict Construction. This Lease is intended to express the mutual intent of the parties hereto, and no rule of strict construction shall be applied against either Landlord or Tenant.

38.10. Time of the Essence. Time is of the essence for the performance of each term, condition and covenant of this Lease. The foregoing shall not operate, however, to reduce the time period allocated for the performance of any obligation or the curing of any default if a time period is specified in the Lease for the performance of such obligation.

38.11 Governing Law and Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the applicable principles of conflicts of law. Any legal action to enforce or construe any provision of this Agreement must be brought only in a state or federal court located in Salt Lake County, State of Utah, and all parties hereby submit to the personal jurisdiction and venue of such courts.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

LANDLORD:

Signed, sealed and delivered in the presence of:	MIKAMI BROTHERS, an Oregon Limited Partnership

/s/ Mikami Brothers	By:	/s/ Mikami Brothers

	Title:	General Partner

TENANT:

Signed, sealed and delivered in the presence of:	SONIC INNOVATIONS, INC., a Utah corporation

/s/ Brent Shimada	By:	/s/ Michael Halloran
	Title:	Vice President and Chief Financial Officer

Exhibits to Lease

Exhibit A	Floor Plan
Exhibit B	Plot Plan
Exhibit C	List of Personal Property
Exhibit D	Janitorial
Exhibit E	Parking
Exhibit F	Sign Restrictions